Exhibit 99.1

VAALCO Energy, Inc.

4600 Post Oak Place, Suite 309

Houston, Texas 77027

Tel: (713) 623-0801

Fax: (713) 623-0982

VAALCO Energy Updates Gabon Activities

HOUSTON - (PR Newswire) – December 14, 2004 - VAALCO Energy, Inc. (EGY – Amex), (the “Company”) announced that it has completed preliminary development plans for the Avouma and the Ebouri discoveries located in the Etame Marin Permit offshore Gabon, West Africa. The Company anticipates commencing development of the South Tchibala Field and Avouma discovery by completing a producing well in each field and setting a single platform. The platform will be tied back to the Floating Production, Storage and Offloading (FPSO) system currently operating at the Etame field. The Company will apply to the Gabon government for an exploitation permit over the South Tchibala/Avouma area this month.

The Company also announced its intention to drill, subject to approval by the Gabon government, an exploration well on a new prospect south of the Avouma discovery. The well will be approximately two kilometers south of Avouma and will target both the Gamba and Dentale sandstone sections. Depending on rig availability, the well will be drilled immediately after the ET-6H development well, scheduled for the second quarter of 2005. In the event of a discovery it will become part of the South Tchibala/Avouma production complex.

In the Ebouri area, the Company is currently a participant, with two other companies, in a 696 square kilometer 3D seismic survey to obtain additional data on the Ebouri discovery while also shooting a new prospect that is located in close proximity to the Ebouri discovery. A total of 326 square kilometers of the seismic will be received by the Company. After analyzing the results, the Company anticipates applying for an exploitation permit over the Ebouri area.

The Company further announced that it has completed what is anticipated to be the final lifting in the Etame field for 2004 on December 11, 2004. A total of approximately 627,000 barrels was lifted (approximately 155,000 net barrels) which brings the total barrels lifted for the fourth quarter to 1.7 million barrels (420,000 net barrels).

The Company has reached an agreement with its crude oil buyer for Etame field production to extend its crude oil sales contract for an additional year effective January 1, 2005. The contract will not be executed until it is approved by the Gabon government. Pending this government approval, the Company believes that its crude oil buyer will make purchases of its production from the Etame field at the prices that have been agreed to in the pending contract. The previous marker crude was Dated Brent. Under the old contract, the Company’s crude oil buyer purchased production from the Etame field at a $0.19 discount to Dated Brent. The new marker crude for determining Etame crude pricing will be the Rabi Blend, a sweet crude oil produced onshore in Gabon. Due to a weak world wide demand for medium sweet crudes Rabi Blend currently trades at a $1.70 discount to Dated Brent and the Etame Crude will trade at a $1.50 discount to Rabi crude. In the past, Rabi Blend has traded at a premium to Dated Brent. The discount or premium at which Rabi Blend trades to Dated Brent in the future will be dictated by market forces. The prices under the contract will be adjusted to reflect changes in the relative price that Rabi Blend trades to Dated Brent.

The Etame Field is currently producing at approximately 19,500 barrels per day. The consortium has agreed to raise the production rate over the next few weeks by opening the choke size on two wells.

The Company’s subsidiary VAALCO Gabon Etame, Inc. operates and owns a 28.07% interest in the Etame Field. The Etame field was placed on production in September 2002 and has produced 12.0 million barrels since startup. Other field partners are PanOcean Energy Corporation Limited (31.36%), Sasol Petroleum West Africa (Ltd.) (27.75%), Sojitz Etame Limited (2.98%), PetroEnergy Resources Corp. (2.34%) and Energy Africa Gabon (7.5%).

This press release includes “forward-looking statements” as defined by the U.S. securities laws. Forward-looking statements are those concerning VAALCO’s plans, expectations, and objectives for future drilling, completion and other operations and activities. All statements included in this press release that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include future production rates, completion and production timetables and costs to complete well. These statements are based on assumptions made by VAALCO based on its experience perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control. These risks include, but are not limited to, inflation, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign operational risks and regulatory changes. Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. These risks are further described in VAALCO’s annual report on form 10K/SB for the year ended December 31, 2003 and other reports filed with the SEC which can be reviewed at www.sec.gov, or which can be received by contacting VAALCO at 4600 Post Oak Place, Suite 309, Houston, Texas 77027, (713) 623-0801.

For further information contact:

W. Russell Scheirman

713-623-0801